Offer to Purchase

Exhibit B

Offer to Purchase

Morgan Stanley Institutional Fund of Hedge Funds LP

c/o Morgan Stanley Alternative Investment Partners LP

100 Front Street, Suite 400

West Conshohocken, Pennsylvania 19428-2881

Attn: Robin Coroniti

Offer to Purchase Limited Partner Interests

Dated October 17, 2011

Letters of Transmittal Tendering Limited Partner Interests

Must Be Received by

Morgan Stanley Institutional Fund of Hedge Funds LP by

12:00 Midnight, Eastern Time, on November 16, 2011.

Withdrawal Rights Will Expire at

12:00 Midnight, Eastern Time, on December 30, 2011,

Unless the Offer is Extended

To the Limited Partners of

Morgan Stanley Institutional Fund of Hedge Funds LP:

The table on the next page sets forth a number of important dates related to this tender offer. Please refer to this table as you read this document. Capitalized terms used, but not defined, in this table bear the meanings given to them later in this document.

Date	Name of Date	Definition
August 31, 2011	Prior NAV Calculation Date	the last date before the Commencement Date for which the Fund completed the calculation of its net asset value

September 1, 2011 & October 3, 2011	Prior Two Admission Dates	the last two dates before the Commencement Date as of which Interests in the Fund were sold

October 17, 2011	Commencement Date	the date as of which the Offer commenced

November 16, 2011	Initial Notice Date	the date by which each Limited Partner desiring to tender an Interest for purchase must provide proper notice to the Fund

November 16, 2011*	Notice Date	the later to occur of the Initial Notice Date and the latest date (if any) subsequently designated by the Fund, in any properly authorized extension of the Offer, by which Limited Partners may tender their Interests (with respect to which extension Limited Partners are properly notified by the Fund in writing in accordance with the terms set forth later in this document)

December 14, 2011	Acceptance Date	the date which is 40 business days after the Commencement Date

December 30, 2011	Initial Expiration Date	the date by which a Limited Partner who has previously provided proper notice to the Fund of such Limited Partner’s desire to tender an Interest may properly notify the Fund of such Limited Partner’s desire to withdraw its previous tender request

December 30, 2011*	Expiration Date	the date as of which the Offer is no longer revocable, which will be the later to occur of the Initial Expiration Date and the latest date subsequently designated by the Fund in any properly authorized extension of the Offer

December 31, 2011*	Valuation Date	the date as of which the net asset value of the Interests is calculated, which will be the date specified in this table or, if the Fund properly authorizes any extension of the Offer, the last business day of the month immediately following the month in which the Expiration Date occurs

December 31, 2011*	Fiscal Year-End Date	the last day of the fiscal year during which the Valuation Date occurs.

*	Subject to change in the event that the Fund properly authorizes an extension of time during which the Offer is pending. In the event of any such extension, Limited Partners will be notified in writing by the Fund. Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that Limited Partners make any decisions with respect to this Offer based on the dates specified in the table above.

Morgan Stanley Institutional Fund of Hedge Funds LP, a closed-end, non-diversified, management investment company organized as a Delaware limited partnership (the “Fund”), is offering to purchase limited partner interests of the Fund (“Interests”) from limited partners in the Fund (“Limited Partners”) for cash on the terms and conditions set out in this “Offer to Purchase” and the related “Letter of Transmittal,” which, together, constitute the “Offer.” (As used in this Offer, the term “Interests” will refer to limited partner interests of the Fund representing a beneficial interest of ownership in the Fund and shall include portions of limited partner interests.) Specifically, the Fund is offering to purchase Interests, pursuant to tenders by Limited Partners, in an amount up to 25% of the net assets of the Fund, calculated as of the Valuation Date. (Net asset value of the Fund is equal to the difference between the value of the Fund’s assets and the value of the Fund’s liabilities, and the net asset value of an Interest is equal to the net asset value of the Fund, multiplied by the proportionate dollar-weighted percentage of the Fund represented by a Limited Partner’s Interest.) Limited Partners desiring to tender Interests for purchase must do so by 12:00 midnight, Eastern time, on the Initial Notice Date (or, in the event of any extension of the Offer, by 12:00 midnight, Eastern time, on the latest applicable Notice Date). Limited Partners have the right to change their minds and withdraw any tenders of their Interests until 12:00 midnight, Eastern time, on the Initial Expiration Date (or, in the event of any extension of the Offer, by 12:00 midnight, Eastern time, on the latest applicable Expiration Date). If the Fund elects to extend the tender period, the net asset value, and, hence, the purchase amount, of the tendered Interests will be determined at the close of business on the last business day of the month immediately following the month in which the Expiration Date occurs. This Offer is being made to all Limited Partners and is not conditioned on any minimum amount of Interests being tendered, but this Offer is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Amended and Restated Agreement of Limited Partnership dated as of November 1, 2004 (as it may be amended, modified, or otherwise supplemented from time to time, the “Partnership Agreement”).

Limited Partners should realize that the value of the Interests tendered in this Offer likely will change between the Prior NAV Calculation Date and the Valuation Date. Each Limited Partner tendering Interests should also note that, with respect to the Interests tendered and accepted for purchase by the Fund, such Limited Partner will remain a Limited Partner in the Fund through the Valuation Date, as of which the net asset value of its Interest is calculated. Any tendering Limited Partner wishing to obtain the estimated net asset value of its Interest should contact the Fund at c/o Morgan Stanley Alternative Investment Partners LP, 100 Front Street, Suite 400, West Conshohocken, Pennsylvania 19428-2881, Attn: Robin Coroniti or one of the Fund’s dedicated account representatives at (610) 260-7600, Monday through Friday (except holidays), from 9:00 a.m. to 5:00 p.m., Eastern time.

Limited Partners desiring to tender Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and send or deliver it to the Fund in the manner set out below.

Important

None of the Fund, Morgan Stanley AIP GP LP (in its capacity as the Fund’s investment adviser, the “Adviser”), and the Fund’s Board of Directors (the “Board of Directors”) makes any recommendation to any Limited Partner as to whether to tender, or refrain from tendering, an Interest. Each Limited Partner must make its own decision whether to tender its Interest and, if it chooses to do so, how much of its Interest to tender.

Because each Limited Partner’s investment decision is a personal one, based on its own financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether any Limited Partner should tender any of its Interest pursuant to the Offer. No person has been authorized to give any information, or to make any representations, in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund at:

Morgan Stanley Institutional Fund of Hedge Funds LP

c/o Morgan Stanley Alternative Investment Partners LP

100 Front Street, Suite 400

West Conshohocken, Pennsylvania 19428-2881

Attn: Robin Coroniti

Phone: (610) 260-7600

Fax: (212) 507-8307

TABLE OF CONTENTS

1.	SUMMARY TERM SHEET	6

2.	BACKGROUND AND PURPOSE OF THE OFFER	8

3.	OFFER TO PURCHASE AND PRICE	11

4.	AMOUNT OF TENDER	11

5.	PROCEDURE FOR TENDERS	12

6.	WITHDRAWAL RIGHTS	13

7.	PURCHASES AND PAYMENT	13

8.	CERTAIN CONDITIONS OF THE OFFER	14

9.	CERTAIN INFORMATION ABOUT THE FUND	15

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	16

11.	MISCELLANEOUS	16

1.	SUMMARY TERM SHEET.

This Summary Term Sheet highlights certain information concerning this Offer. For a full understanding of the Offer and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

•

The Fund (referred to as “we” or the “Fund” in this Summary Term Sheet) is offering to purchase Interests in an amount up to 25% of the net assets of the Fund. Subject to any applicable limitation described in this Offer to Purchase (including without limitation in Section 4), we will purchase the Interest you tender for purchase at its net asset value (that is, (a) the difference between the value of the Fund’s assets and the value of the Fund’s liabilities, multiplied by (b) the proportionate dollar-weighted percentage of the Fund represented by a Limited Partner’s Interest) calculated as of the Valuation Date. If you desire to tender an Interest for purchase, you must do so by 12:00 midnight, Eastern time, on the Initial Notice Date (or, if the Offer is extended, by 12:00 midnight, Eastern time, on the latest applicable Notice Date). You have the right to change your mind and withdraw any tenders of your Interest until 12:00 midnight, Eastern time, on the Initial Expiration Date (or, if the Offer is extended, until 12:00 midnight, Eastern time, on the latest applicable Expiration Date). The net asset value of the Interests will be calculated for this purpose as of the Valuation Date.

•

The Fund reserves the right to extend the Offer, adjusting as necessary the Notice Date, the Expiration Date, and the Valuation Date. The Fund will review the net asset value calculation of the Interests during the Fund’s audit for its fiscal year ending on the Fiscal Year-End Date. The Fund expects that this audit will be completed no later than 60 days after the Fiscal Year-End Date, and the net asset value of the Interests calculated as of such Fiscal Year-End Date will be used to determine the final amount paid for tendered Interests accepted for purchase by the Fund.

•

You may tender some or all of your Interest (although, as explained in Section 4 of this Offer to Purchase, the entire amount tendered may not be accepted for purchase by the Fund). If you tender some or all of your Interest and we purchase that Interest, we will give you a non-interest bearing, non-transferable promissory note (the “Note”) entitling you to an amount, determined as of the Valuation Date, equal to the net asset value of the Interest tendered.

•

The Note will be mailed to you and will entitle you to an initial payment in cash equal to at least 90% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund (the “Initial Payment”), which will be paid to you no later than 30 days after the Valuation Date or, if we have requested withdrawals of capital from any investment funds in order to fund the purchase of Interests, no later than 10 business days after we have received at least 90% of the aggregate amount withdrawn from such investment funds. If any of such investment funds have delayed or suspended the rights of their respective investors to redeem interests in such investment funds, the Fund may be forced to suspend or delay the Offer. You will be notified promptly of any such suspension or delay.

•

The Note will also entitle you to a contingent payment (the “Post-Audit Payment”) equal to the amount, if any, by which the net asset value of the Interest tendered, accepted for purchase by the Fund, and purchased as of the Valuation Date exceeds the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit. See Section 7.

•

Any difference between your maximum desired tender amount as stated in the Letter of Transmittal and the amount of your tender accepted by the Fund pursuant to the Offer to Purchase is not automatically carried forward as a tender request for the next subsequent tender offer. Rather, if you still wish to request that the Fund purchase Shares in the amount of that differential, you must submit another tender request pursuant to the terms of a subsequent tender offer.

•

If we accept the tender of any of your Interest, we will pay you the proceeds from one or more of the following sources: cash on hand, withdrawals of capital from the investment funds in which the Fund invests, the proceeds of the sale of portfolio securities held by the Fund, or borrowings. See Section 7.

•

Limited Partners desiring to tender Interests for purchase by the Fund should keep in mind that the Fund reserves the right to repurchase all of a Limited Partner’s Interest at any time if the aggregate value of such Limited Partner’s Interest is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund. This right to repurchase Interests compulsorily may be a factor which Limited Partners may wish to consider when determining the extent of any tender for purchase by the Fund.

•

Following this Summary Term Sheet is a formal notice of the Offer to Purchase your Interest. If you desire to tender your Interest for purchase, you must do so by 12:00 midnight, Eastern time, on the Initial Notice Date (or, if the Offer is extended, by 12:00 midnight, Eastern time, on the latest applicable Notice Date). You have the right to change your mind and withdraw any tenders of your Interest until 12:00 midnight Eastern time, on the Initial Expiration Date (or, if the Offer is extended, until 12:00 midnight, Eastern time, on any later Expiration Date). Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described herein. Notwithstanding whether the Fund has accepted your tender of your Interest on or before the Acceptance Date, you will have the right to withdraw the tender of your Interest until the Expiration Date. See Section 6.

•

If you would like the Fund to purchase any of your Interest, you should complete, sign, and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with our Offer, to the Fund at the following address:

Morgan Stanley Institutional Fund of Hedge Funds LP

c/o Morgan Stanley Alternative Investment Partners LP

100 Front Street, Suite 400

West Conshohocken, Pennsylvania 19428-2881

Attn: Robin Coroniti

or (ii) fax it to the Fund at (212) 507-8307, so that it is received before 12:00 midnight, Eastern time, on the Initial Notice Date. See Section 5. The value of your Interest may change between the Prior NAV Calculation Date and the Valuation Date. See Section 3.

•

As of the Prior NAV Calculation Date, the aggregate net asset value of the Fund was $887,366,837. If you would like to obtain the estimated net asset value of your Interest, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact one of our dedicated account representatives at (610) 260-7600 or at the address listed on the cover page to this Offer to Purchase, Monday through Friday (except holidays), from 9:00 a.m. to 5:00 p.m., Eastern time. See Section 3.

2.	BACKGROUND AND PURPOSE OF THE OFFER.

As contemplated by, and in accordance with, the procedures set out in the Fund’s Private Placement Memorandum dated June 25, 2008 (as it may be amended, modified, or otherwise supplemented from time to time, the “Private Placement Memorandum”), the purpose of this Offer is to provide liquidity to Limited Partners. The Private Placement Memorandum which was provided to each Limited Partner in advance of subscribing for an Interest provides that the Board of Directors has the discretion to determine whether the Fund will purchase Interests from time to time from Limited Partners pursuant to written tenders. The Fund expects that the Board of Directors will authorize the Fund to purchase Interests from Limited Partners quarterly, on each March 31, June 30, September 30, and December 31 each year (or, if any such date is not a business day, on the immediately preceding business day).

The Fund previously offered to purchase Interests from Limited Partners pursuant to written tenders, and set out below is a chart summarizing the effective dates of those offers, the aggregate amounts of Interests tendered in those offers, and the aggregate amounts of tendered Interests accepted by the Fund for purchase.

Effective Date of Offer	Maximum Amount Subject to Offer	Amount Tendered	Amount Accepted
June 30, 2003	$221,976,661	$0	$0
September 30, 2003	$231,455,891	$200,000	$200,000
December 31, 2003	$238,100,832	$2,475,575	$2,475,575
April 30, 2004*	$272,710,790	$4,589,417	$4,589,417
June 30, 2004	$281,967,554	$270,000	$270,000
September 30, 2004	$294,548,077	$10,615,000	$10,615,000
December 31, 2004	$305,429,570	$3,856,712	$3,856,712
March 31, 2005	$426,324,229	$18,724,630	$18,724,630
June 30, 2005	$448,509,284	$6,701,651	$6,701,651

September 30, 2005	$439,455,858		$3,232,799		$3,232,799
December 31, 2005	$481,440,502		$44,067,655		$44,067,655
March 31, 2006	$494,009,486		$1,747,328		$1,747,328
June 30, 2006	$526,833,966		$4,282,399		$4,282,399
September 30, 2006	$554,968,353		$35,377,544		$35,377,544
December 31, 2006	$671,166,592		$24,710,347		$24,710,347
March 31, 2007	$684,816,925		$12,564,118		$12,564,118
June 30, 2007	$291,397,312		$6,637,037		$6,637,037
September 30, 2007	$308,362,233		$53,685,787		$53,685,787
December 31, 2007	$310,183,658		$48,226,513		$48,226,513
March 31, 2008	$319,129,877		$183,330,432		$183,330,432
June 30, 2008	$314,345,442		$235,667,691		$235,667,691
September 30, 2008	$307,403,238		$18,150,000		$18,150,000
December 31, 2008	$442,603,489		$401,017,643		$401,017,643
March 31, 2009	$221,175,248		$221,175,248		$221,175,248
June 30, 2009	$196,578,106		$196,578,106		$196,578,106
September 30, 2009	$161,307,655		$91,154,712		$91,154,712
December 31, 2009	$164,319,992		$94,474,623		$94,474,623
March 31, 2010	$164,411,874		$85,637,579		$85,637,579
June 30, 2010	$160,415,788		$87,846,962		$87,846,962
September 30, 2010	$153,255,997		$134,951,671		$134,951,671
December 31, 2010	$157,826,024		$157,826,024		$157,826,024
March 31, 2011	$81,347,739		$81,347,739		$81,347,739
June 30, 2011	$191,074,212		$165,126,308		$165,126,308
September 30, 2011	$224,997,578	**	$221,841,709	**	$221,841,709	**

*	The Fund’s purchase of Interests from Limited Partners was originally scheduled for March 31, 2004 but was postponed to April 30, 2004.
**	This amount is an estimate. The net asset value as of September 30, 2011 of the Interests (and portions thereof) tendered pursuant to the offer is not yet available.

Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Adviser, the Board of Directors has determined to cause the Fund to make this Offer, after consideration of various matters, including without limitation those set out in the Private Placement Memorandum and the recommendations of the Adviser. The Adviser intends to recommend to the Board of Directors that the Fund offer to purchase Interests on a quarterly basis each year, but the Board of Directors may determine not to accept such recommendations from time to time.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Limited Partners not tendering Interests. Limited Partners retaining their Interests may be subject to increased risks which may possibly result from the reduction in the Fund’s aggregate assets due to the Fund’s payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes that this result is unlikely, however, given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in those Limited Partners not tendering Interests bearing higher costs to the extent that certain relatively fixed expenses borne by the Fund may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Limited Partners from time to time. Payment for any Interests purchased pursuant to this Offer may also require the Master Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

Interests tendered to the Fund in connection with this Offer will be retired, although the Fund may issue Interests from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in accordance with the Private Placement Memorandum. The Fund will accept subscriptions as of the first business day of each calendar month. The Fund, however, is under no obligation to do so, and it may do so more or less frequently as determined by the Adviser.

The tender of Interests by a Limited Partner will not affect the record ownership of such Limited Partner for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Interests are purchased. You should also realize that the Offer is set to expire on the Initial Expiration Date (or, if the Offer is extended, the latest applicable Expiration Date) and that, if you desire to tender an Interest for purchase, you must do so by the Initial Notice Date (or, if the Offer is extended, by the latest applicable Notice Date). With respect to the Interest you are tendering which is accepted for purchase by the Fund, you remain a Limited Partner of the Fund through the Valuation Date, when the net asset value of your Interest is calculated.

3.	OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms, and subject to the conditions, of the Offer, purchase an amount of Interests up to 25% of the Fund’s net assets, tendered by Limited Partners, by 12:00 midnight, Eastern time, on the Initial Notice Date (or, if the Offer is extended, by 12:00 midnight,

Eastern time, on the latest applicable Notice Date), and not withdrawn (as provided in Section 6 below) before 12:00 midnight, Eastern time, on the Initial Expiration Date (or, if the Offer is extended, before 12:00 midnight, Eastern time, on the latest applicable Expiration Date). The Fund reserves the right to extend, amend, or cancel the Offer as described in Sections 4 and 8 below. The value of each Interest tendered for purchase will be the net asset value of such Interest as of the Valuation Date, payable as set out in Section 7. The determination of the net asset value of the Interests as of the Valuation Date is subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

4.	AMOUNT OF TENDER.

Subject to the limitations set out below, Limited Partners may tender some or all of their Interests. Unless the Fund purchases all of a Limited Partner’s Interest, a Limited Partner should keep in mind that the Fund reserves the right to repurchase all of a Limited Partner’s Interest at any time if the aggregate value of such Limited Partner’s Interest is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund. (This right of the Fund to repurchase Interests compulsorily may be a factor which Limited Partners may wish to consider when determining the extent of any tender for purchase by the Fund.) The Offer is being made to all Limited Partners of the Fund and is not conditioned on any minimum amount of Interests being tendered.

If the amount of Interests properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 25% of the Fund’s net assets (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms, and subject to the conditions, of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer or to postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Interests in excess of 25% of the Fund’s net assets are duly tendered to the Fund before the Notice Date and not withdrawn before the Expiration Date pursuant to Section 6 below, the Fund, in its sole discretion, may do any of the following: (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934 (the “1934 Act”); (b) extend the Offer, if necessary, and increase the amount of Interests which the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered on or before the specified Notice Date in such extension of the Offer; and (c) accept Interests tendered before the Notice Date and not withdrawn before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended, or canceled in various other circumstances described in Section 8 below.

5.	PROCEDURE FOR TENDERS.

Limited Partners wishing to tender Interests pursuant to this Offer to Purchase should send or deliver by the Initial Notice Date (or, if the Offer is extended, by the latest applicable Notice Date) a completed and executed Letter of Transmittal to the Fund, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to the Fund, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the Fund, either by mail or by fax, no later than 12:00 midnight, Eastern time, on the Initial Notice Date (or, if the Offer is extended, no later than 12:00 midnight, Eastern time, on the latest applicable Notice Date).

The Fund recommends that all documents be submitted to the Fund by certified mail, return receipt requested, or by facsimile transmission. Limited Partners wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election, and complete risk, of the Limited Partner tendering an Interest, which may include without limitation the failure of the Fund to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of, or payment for, which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Limited Partner, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser, or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	WITHDRAWAL RIGHTS.

The Private Placement Memorandum provides that a tender of an Interest may be withdrawn by a Limited Partner at any time before 12:00 midnight, Eastern time, on the Initial Expiration Date (or, if the Offer is extended, before 12:00 midnight, Eastern time, on the latest applicable Expiration Date). Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the 1934 Act, notwithstanding whether the Fund has accepted a Limited Partner’s tender of an Interest on or before the Acceptance Date, a Limited Partner will have the right to withdraw its tender of its Interest until the Expiration Date. To be effective, any notice of withdrawal must be timely received by the Fund at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of an Interest properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted a Limited Partner’s tender of a tendered Interest as, if, and when it gives written notice to the tendering Limited Partner of its acceptance of such Limited Partner’s tender and purchase such Interest. As stated in Section 3 above, the amount offered for the Interests tendered by Limited Partners will be the net asset value thereof as of the Valuation Date. The value of the Fund’s net assets is determined as of the close of the Fund’s business at the end of each month in accordance with procedures as may be determined from time to time in accordance with the valuation policies and procedures adopted by the Board of Directors. The Fund will not pay interest on the purchase amount.

With respect to each Limited Partner tendering an Interest which is accepted for purchase, payment of the purchase amount will consist of a Note. The Note will entitle the Limited Partner to receive the Initial Payment in an amount equal to at least 90% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Valuation Date. Payment of this amount will be made no later than 30 days after the Valuation Date or, if the Fund has requested withdrawals of its capital from any investment funds in order to fund the purchase of Interests, no later than 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn by the Fund from such investment funds. The Note will also entitle a Limited Partner to receive the Post-Audit Payment, i.e., a contingent payment equal to the amount, if any, by which the net asset value of the Interest tendered and accepted for purchase by the Fund (determined as of the Valuation Date and based on the audited financial statements of the Fund for its fiscal year ending on the Fiscal Year-End Date) exceeds the Initial Payment. The Post-Audit Payment will be payable (in the manner set out below) promptly after completion of the audit of the financial statements of the Fund for its fiscal year. It is anticipated that the audit of the Fund’s financial statements will be completed no later than 60 days after the Fiscal Year-End Date.

The Note pursuant to which a tendering Limited Partner will receive the Initial Payment and Post-Audit Payment (each a “Cash Payment”) will be mailed directly to the tendering Limited Partner. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Limited Partner to an account designated by the Limited Partner in the Letter of Transmittal.

The Fund will make payment for Interests it purchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) the proceeds of the sale of securities and portfolio assets held by the Fund; (c) withdrawals of capital from the investment funds in which the Fund invests; and (d) possibly borrowings. Upon its acceptance of tendered Interests for purchase, the Fund will segregate, with its custodian, and maintain daily on its books a segregated account consisting of cash, liquid securities, or interests in the investment funds which the Fund has requested to withdraw (or any combination of any of the foregoing items) equal to the value of the unpaid amount estimated to be paid under the Note, as described above. None of the Fund, the Adviser, or the Board of Directors has determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. Depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, however, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Interests, subject to compliance with applicable law, through borrowings. If the Fund funds any portion of the purchase amount in that manner, it will deposit assets in a special custody account with its custodian, State Street Bank and Trust Company, to serve as collateral for any amounts so borrowed, and, if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund’s obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by new and existing Limited Partners, from withdrawals of its capital from the investment funds in which it invests, or from the proceeds of the sale of securities held by the Fund.

8.	CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Limited Partners of such extension. In the event that the Fund so elects to extend the tender period, the net asset value, and, hence, the purchase amount, of the tendered Interests will be determined as of the close of business on the last business day of the month following the month in which the Offer expires. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date: (a) to cancel the Offer in the circumstances set out in the following paragraph, and, in the event of such cancellation, not to purchase, or pay for, any Interests tendered pursuant to the Offer; (b) to amend the Offer; or (c) to postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Limited Partners.

The Fund may cancel the Offer, amend the Offer, or postpone the acceptance of tenders made pursuant to the Offer, if: (a) the Fund would not be able to liquidate portfolio securities in an orderly manner consistent with the Fund’s investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Directors, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities, or suspension of payment by banks in the United States or New York State, which is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States which is material to the Fund (although the Fund acknowledges the military actions involving the United States in Iraq, Afghanistan, and the surrounding regions and has determined, as of the date hereof, that such actions are not material to the Fund), (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund most recently calculated as of the Commencement Date, or (vii) other event or condition which would have a material adverse effect on the Fund or its Limited Partners if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Directors determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer.

9.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company. It was organized as a Delaware limited partnership on November 6, 2001. Subscriptions for Interests in the Fund were first accepted for investment as of July 1, 2002. The Fund’s principal office is located at 100 Front Street, Suite 400, West Conshohocken, Pennsylvania 19428-2881, and its telephone number is (610) 260-7600. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Partnership Agreement.

None of the Fund, the Adviser, or the Board of Directors has any plans or proposals which relate to, or would result in: (1) the acquisition by any person of additional Interests (other than the Fund’s intended continued acceptance of subscriptions for Interests on the first business day of each calendar month and from time to time in the discretion of the Adviser) or the disposition of Interests (other than through periodic purchase offers, including this Offer); (2) an extraordinary transaction involving the Fund, such as a merger, reorganization, or liquidation; (3) any material change in the present indebtedness, capitalization, or distribution policy of the Fund; (4) any change in the present Board of Directors or in the management of the Fund, including without limitation any change in the number or the term of members of the Board of Directors, the filling of any existing vacancy on the Board of Directors, or any change in any material term of the employment contract of any executive officer; (5) a purchase, sale, or transfer of a material amount of assets of the Fund (other than as the Board of Directors determines may be necessary or appropriate to fund all or a portion of the amount offered for the purchase of Interests pursuant to the Offer or in connection with the ordinary portfolio transactions of the Fund); (6) any other material change in the Fund’s corporate structure or business, including any material change in any of its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any change in the Partnership Agreement or other governing instruments or any other action which could impede the acquisition of control of the Fund.

Other than the acceptance of subscriptions for Interests as of the Prior Two Admission Dates and repurchases to be effected as of September 30, 2011, there have been no transactions involving Interests that were effected during the past 60 days by the Fund, the Adviser, any member of the Board of Directors, or any person controlling the Fund or the Adviser.

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Limited Partners pursuant to the Offer. Limited Partners should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

In general, a Limited Partner from which the Fund purchases an Interest will be treated as receiving a distribution from the Fund. Such Limited Partner generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Limited Partner exceeds such Limited Partner’s then adjusted tax basis in such Limited Partner’s Interest. A Limited Partner’s basis in such Limited Partner’s Interest will be reduced (but not below zero) by the amount of consideration received by the Limited Partners from the Fund in connection with the purchase of such Interest. A Limited Partner’s basis in such Limited Partner’s Interest will be adjusted for income, gain, or loss allocated (for tax purposes) to such Limited Partner for periods before the purchase of such Interest. Cash distributed to a Shareholder in excess of the adjusted tax basis of such Limited Partner’s Interest is taxable as capital gain or ordinary income, depending on the circumstances. If the Fund purchases all of a Limited Partner’s Interest, the Limited Partner may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Limited Partner’s then adjusted tax basis in such Limited Partner’s Interest.

11.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Limited Partners in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer, or tenders pursuant thereto, would not be in compliance with the laws of such jurisdiction. The Fund reserves the right, however, to exclude Limited Partners from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided that the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

Reference is made to the unaudited financial statements of the Fund for the semi annual period ended June 30, 2011 which were prepared by the Fund, furnished to Limited Partners, and filed with the Securities and Exchange Commission on Form N-CSR under the 1940 Act on September 1, 2011. Such financial statements are incorporated herein by reference in their entirety.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Fund at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission’s internet website, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 100 Fifth Street, N.E., Washington, D.C. 20549-0102.

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